Exhibit 21.1

SUBSIDIARIES OF LAWSON SOFTWARE, INC

As of May 31, 2007

Subsidiary Corporation	Jurisdiction
Lawson Software Americas, Inc.	Delaware
Lawson Software France SARL	France
Lawson Software Limited	United Kingdom
Lawson Software USA, Inc., subsidiary of Lawson Software, Inc.	Delaware
Lawson Technologies, Inc., subsidiary of Lawson Software, Inc.	Delaware
Account4, Inc., subsidiary of Lawson Software, Inc.	Delaware
Keyola Corporation	Florida
Apexion Technologies, Inc	Delaware
Closedloop Solutions, Inc.	Delaware
Intentia Americas, Inc.	Delaware
Computer Assessment Systems LLC	Delaware
Lawson International AB	Sweden
Intentia Consulting do Brzail Ltda.	Brazil
Lawson Software Africa (Proprietary) Ltd.	Africa
Lawson Software Austria EDV-Beratungs Gesm.b.h.	Austria
Intentia CZ a.s.	Czech Republic
Lawson Software Danmark A/S	Denmark
Lawson Software Research and Development A/S	Denmark
Intentia (UK) Ltd	England
Lawson Software Finland Oy	Finland
Lawson Software Consulting France SAS	France
Lawson Software Deutschland GmbH	Germany
Lawson Software Ireland Ltd.	Ireland
Lawson Software Consulting Italy SRL	Italy
Lawson Software Benelux B.V.	Netherlands
Lawson Software Norge AS	Norway
Lawson Software Polska Sp.z o.o.	Poland
Intentia Consulting Portugal Informática SA	Portugal
Lawson Software Consulting S.A.U.	Spain
Lawson Software Operations AB	Sweden
Lawson Software Research and Development AB	Sweden
Lawson Software Consulting Sweden AB	Sweden
Källvex AB	Sweden
Lawson Software Finance SA	Switzerland
Lawson Software Switzerland A.G.	Switzerland
Unicom Development AP	Sweden
Voto Pty Ltd	Australia
Lawson Software Australia Pty. Ltd.	Australia
Lawson Software Services Pty. Ltd.	Australia
Lawson Software Shanghai Software Technology Co. Ltd.	China
Lawson Software Japan K K	Japan
Lawson Software New Zealand Ltd.	New Zealand
Lawson Philippines Support Center	Philippines
Lawson Software Asia Pacific Pte Ltd.	Singapore
MINORITY OWNED SUBSIDIARIES
Intentia Thailand BP	Thailand
Scase AS	Norway